Exhibit 17

May 12, 2009

Anthony C. Mazzullo,
President and Chief Executive Officer
Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534

Dear Tony:

I hereby resign as a member of the Board of Directors of Veramark Technologies, Inc. (the “Company”), effective immediately.

This resignation is for personal reasons and is not the result of a disagreement with management regarding the operations, policies or practices of the Company.

Very truly yours,

/s/ Andrew W. Moylan
Andrew W. Moylan